UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MeiraGTx Holdings plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MeiraGTx Holdings plc
655 Third Avenue, Suite 1115
New York, New York 10017

April 30, 2026

Dear Fellow Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2026 annual general meeting of shareholders (the “Annual Meeting”) of MeiraGTx Holdings plc, which will be held on Thursday, June 11, 2026, beginning at 10:00 a.m., Eastern Time. You will be able to attend the Annual Meeting and vote during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/MGTX2026 and inputting your unique, 16-digit control number included on your Notice Regarding the Availability of Proxy Materials or your proxy card. You will be able to listen to the meeting live, submit questions and vote during the live webcast.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their shareholders over the Internet, we have sent our shareholders of record at the close of business on April 21, 2026 a Notice Regarding the Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual General Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend the Annual Meeting. Please vote electronically over the Internet, by telephone or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Keith R. Harris, Ph.D.
Chairman of the Board

MeiraGTx Holdings plc
655 Third Avenue, Suite 1115
New York, New York 10017

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2026

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Annual Meeting”) of MeiraGTx Holdings plc, an exempted company incorporated under the laws of the Cayman Islands, will be held on Thursday, June 11, 2026, at 10:00 a.m., Eastern Time, via live webcast by visiting www.virtualshareholdermeeting.com/MGTX2026.

The Annual Meeting is being held:

1.	to elect each of Ellen Hukkelhoven, Ph.D., Nicole Seligman and Debra Yu, M.D. as a Class II director to hold office until the Company’s annual general meeting of shareholders to be held in 2029 and until their respective successors have been duly elected and qualified;
2.	to ratify, by ordinary resolution, the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
3.	to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of our ordinary shares at the close of business on April 21, 2026 are entitled to receive notice of, attend and vote at the Annual Meeting, or any continuation, postponement or adjournment thereof. A complete list of such shareholders will be open to the examination of any shareholder for any purpose germane to the Annual Meeting at our principal executive offices at 655 Third Avenue, Suite 1115, New York, New York 10017 for a period of ten days prior to the Annual Meeting. The Annual Meeting may be cancelled or postponed by the Board of Directors for any reason or for no reason at any time prior to the time for holding the Annual Meeting or, if the Annual Meeting is adjourned, the time for holding the adjourned Annual Meeting and the Board of Directors shall give shareholders notice in writing of any cancellation or postponement.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,

Robert J. Wollin
General Counsel and Secretary

April 30, 2026

This Notice of Annual General Meeting of Shareholders and Proxy Statement are first being distributed or made available, as the case may be, on or about April 30, 2026.

Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to be held on June 11, 2026:
This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

MeiraGTx Holdings plc
655 Third Avenue, Suite 1115
New York, New York 10017

PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2026

This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2025 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the board of directors (the “Board” or the “Board of Directors”) of MeiraGTx Holdings plc (the “Company,” “MeiraGTx,” “we,” “us,” or “our”), in connection with our 2026 annual general meeting of shareholders (the “Annual Meeting”).

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Thursday, June 11, 2026 at 10:00 a.m., Eastern Time, via live webcast by visiting www.virtualshareholdermeeting.com/MGTX2026.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

●	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
●	Proposal No. 2: Ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

The rules of the Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.

What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Can I vote my shares by filling out and returning the Notice and Access Card?

No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.

Who is entitled to vote at the Annual Meeting?

Holders of record of our ordinary shares as at the close of business on April 21, 2026 (the “Record Date”) will be entitled to receive notice of, attend and vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 92,573,523 of our ordinary shares issued and outstanding and entitled to vote. On the basis that voting at the Annual Meeting will be conducted by way of a poll, every shareholder present in person, or by remote communication, or by proxy shall have one vote for each ordinary share held on any matter presented to shareholders at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

What do I do if my shares are held in “street name”?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you have elected to receive a hard copy, have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shareholders must be present to hold the Annual Meeting in order for there to be a quorum?

A quorum must be present at the Annual Meeting in order for any business to be transacted. One or more shareholders holding at least one third of the voting share capital of the Company present in person, by remote communication, or by proxy and entitled to vote at that meeting shall form a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

What are “broker non-votes”?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Under current stock exchange interpretations that govern broker non-votes, Proposal No. 1 for the election of directors is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on this proposal. Proposal No. 2 for the ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a “routine” matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on such proposal.

What if a quorum is not present at the Annual Meeting?

Under our Amended and Restated Articles of Association, no business shall be transacted at the Annual Meeting unless a quorum of shareholders is present in person, by remote communication or by proxy at the time when the meeting proceeds to business. If a quorum is not present in person, by remote communication or by proxy within half an hour of the scheduled time of the Annual Meeting, the Annual Meeting shall stand adjourned to the same day in the next week, at the same time and place. If a quorum is not present or represented within half an hour of the scheduled time for the adjourned Annual Meeting the shareholders present and entitled to vote at the adjourned Annual Meeting, present in person, by remote communication or by proxy, shall form a quorum.

How do I vote my shares and what are the voting deadlines?

If you are a shareholder of record, there are four ways to vote on the proposals:

●	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
●	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice and Access Card or proxy card;
●	by Mail—You can vote by mail by signing, dating and mailing the proxy card which you may have received by mail; or
●	at the Annual Meeting—You can vote your shares during the Annual Meeting via the Internet by following the instructions at www.virtualshareholdermeeting.com/MGTX2026. You will need the 16-digit control number provided on your proxy card.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 10, 2026.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.

How can I attend and vote at the Annual Meeting?

Shareholders as of the close of business on April 21, 2026, the Record Date, are entitled to participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/MGTX2026 and entering the 16-digit control number found on the proxy card or Notice Regarding the Availability of Proxy Materials previously received by shareholders. Shareholders may vote and ask questions during the Annual Meeting by following the instructions available on the meeting website. Guests and shareholders without their 16-digit control number may join the Annual Meeting in a listen-only mode, but they will not have the option to vote shares or ask questions during the meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. You may still vote your shares at the meeting even if you have previously voted by proxy.

Will there be a question and answer session during the Annual Meeting?

We intend to answer appropriate questions submitted during the Annual Meeting and that are pertinent to the Company and the meeting matters. The Company will endeavor to answer as many questions submitted by shareholders as time permits. Only shareholders that have accessed the Annual Meeting as a shareholder (rather than a guest) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each shareholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. Questions from multiple shareholders on the same topic or that are otherwise related will be grouped, summarized and answered together. We will not address questions that are, among other things:

●	irrelevant to the business of the Company or to the business of the Annual Meeting;
●	related to pending or threatened litigation;
●	derogatory references to individuals or that are otherwise in bad taste;
●	unduly prolonged (longer than two minutes);
●	substantially repetitious of statements made by other shareholders;
●	a matter of individual concern that is not a matter of interest to shareholders generally or suggestions for product innovations;
●	related to personal grievances; or
●	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair of the Annual Meeting or the Secretary in their reasonable judgment.

Additional information regarding the question and answer session will be provided in the “Rules of Conduct” available on the Annual Meeting webpage for shareholders that have accessed the Annual Meeting as a shareholder (rather than a guest) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?”.

What if during the check in time or during the Annual Meeting, I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

How does the Board recommend that I vote?

The Board recommends that you vote:

●	FOR the nominees to the Board set forth in this Proxy Statement.

●	FOR the ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Effect of “Withhold” or “Abstain” Votes	Effect of Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None	None
Proposal No. 2: Ratification, by Ordinary Resolution, of the Appointment of Our Independent Registered Public Accounting Firm	The affirmative vote of the holders of a simple majority of our ordinary shares present in person, by remote communication, or by proxy and voting at the Annual Meeting.(1)	“FOR” “AGAINST” “ABSTAIN”	None	None(2)
(1)	This assumes voting is conducted by way of a poll and not a show of hands.
(2)	As this proposal is considered a “routine” matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. As a result, we do not expect any broker non-votes on this proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of election.

Can I revoke or change my vote after I submit my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

●	sending a written statement to that effect to the attention of the Secretary at our corporate offices, provided such statement is received no later than June 10, 2026;
●	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on June 10, 2026;
●	submitting a properly signed proxy card with a later date that is received no later than June 10, 2026; or

●	attending the Annual Meeting via the Internet by following the instructions at www.virtualshareholdermeeting.com/MGTX2026.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting via the webcast.

Who will pay for the cost of this proxy solicitation?

The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual General Meeting of Shareholders is attached to this proxy statement, and we will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Size and Structure

In accordance with our Amended and Restated Memorandum and Articles of Association as currently in effect (the “Articles”), the Board has the discretion to fix the minimum and maximum number of directors to serve on our Board and, unless such numbers are fixed, the minimum shall be one and the maximum shall be unlimited. Our Board has not set a maximum, and the Board currently consists of seven directors.

Our Articles provide that the Board be divided into three classes, Class I, Class II and Class III, with staggered, three-year terms. At each annual general meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual general meeting following election. Each director shall hold office until the expiration of their term, until their successor shall have been duly elected and qualified or until their earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board will be filled by vote of a majority of the directors then in office. A director appointed by the Board to fill a vacancy will hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and his or her earlier death, resignation or removal.

Current Directors and Terms

Our current directors and their respective classes and terms are set forth below.

Class I Directors with Current Term Ending at 2028 Annual Meeting	Class II Directors with Current Term Ending at 2026 Annual Meeting	Class III Directors with Current Term Ending at 2027 Annual Meeting
Thomas E. Shenk, Ph.D.	Ellen Hukkelhoven, Ph.D.	Alexandria Forbes, Ph.D.
	Nicole Seligman	Keith R. Harris, Ph.D.
	Debra Yu, M.D.	Lord Mendoza

Nominees for Director

Ms. Seligman and Drs. Hukkelhoven and Yu have been nominated by the Board to stand for election. As Ms. Seligman and Drs. Hukkelhoven and Yu are directors assigned to Class II, their current term of service will expire at the Annual Meeting. If elected by the shareholders at the Annual Meeting, Ms. Seligman and Drs. Hukkelhoven and Yu will each serve for a term expiring at our annual general meeting of shareholders to be held in 2029 (the “2029 Annual Meeting”) and until the election and qualification of her successor or until her earlier death, resignation or removal.

Each person nominated has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for a fewer number of nominees that results from the inability of any nominee to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

Information About Board Nominees and Continuing Directors

The following pages contain certain biographical information as of April 20, 2026 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.

We believe that all of our directors and nominees display: personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its Committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our shareholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

Nominees for Election to Three-Year Terms Expiring No Later than the 2029 Annual Meeting

Class II Directors	Age	Director Since	Current Position(s) at MeiraGTx
Ellen Hukkelhoven, Ph.D.	39	October 2017	Director
Nicole Seligman	69	May 2019	Director
Debra Yu, M.D.	61	April 2022	Director

Ellen Hukkelhoven, Ph.D. has served as a member of our Board of Directors since October 2017. Since 2023, Dr. Hukkelhoven has served as the Head of Biotechnology Investments at Perceptive Advisors, LLC (“Perceptive Advisors”), a leading healthcare investment firm, prior to which she served as Managing Director from 2018 to 2023 and a Senior Analyst from 2013 to 2018. Dr. Hukkelhoven serves on the boards of directors of Freenome Holdings, Inc. and Partner Therapeutics, Inc. and is a member of the Board of Advisors of the Columbia University Mailman School of Public Health. Prior to joining Perceptive Advisors in 2013, Dr. Hukkelhoven received a B.A. in molecular biology and finance from Princeton University and a Ph.D. in cancer biology from Memorial Sloan Kettering Cancer Center. Our Board of Directors believes that Dr. Hukkelhoven’s academic and biotechnology investing experience qualifies her to serve as a member of our Board of Directors.

Nicole Seligman has served as a member of our Board of Directors since May 2019. Ms. Seligman was the President of Sony Entertainment, Inc., a multinational entertainment company, from 2014 to 2016 and of Sony Corporation of America from 2012 to 2016. From 2005 through 2014, she served as the global General Counsel of Sony Corporation. She joined Sony in 2001 as Executive Vice President and General Counsel of Sony Corporation of America. Prior to joining Sony, she was a partner in the litigation practice at Williams & Connolly LLP where she worked on a broad range of complex civil and criminal matters and counseled a broad range of clients, including President William Jefferson Clinton and Hillary Clinton. Ms. Seligman served as law clerk to Justice Thurgood Marshall on the Supreme Court of the United States from 1984 to 1985 and as law clerk to Judge Harry T. Edwards at the U.S. Court of Appeals for the District of Columbia Circuit from 1983 to 1984. Ms. Seligman currently serves on the boards of directors of Intuitive Machines, Inc., OpenAI and Praetorian Acquisition Corp., and served on the boards of directors of Paramount Global (formerly Viacom CBS, Inc.), Far Point Acquisition Corporation, WPP plc and Far Peak Acquisition Corporation. Ms. Seligman received her B.A., magna cum laude, from Harvard College (Radcliffe) and her J.D., magna cum laude, from Harvard Law School, where she was a winner of the Sears Prize. Our Board of Directors believes that Ms. Seligman’s extensive experience as a senior executive at a global public company, together with her exceptional achievements in the legal profession and her corporate governance expertise, provide her with the qualifications and skills to serve on our Board of Directors.

Debra Yu, M.D. has served as a member of our Board of Directors since April 2022. Since March 2023, Dr. Yu has served as Chief Operating Officer and Partner of Panacea Venture, a healthcare focused venture capital firm. Prior to that, Dr. Yu served as President and Chief Strategy Officer of LianBio, a biotechnology company, from October 2021 to December 2022, and previously served as LianBio’s President and Chief Business Officer from October 2019 until September 2021. From August 2016 to September 2019, Dr. Yu served as Managing Director and Head of Cross Border Healthcare Investment Banking at China Renaissance Securities (U.S.), a brokerage firm. Prior to that, she was Managing Director of Labrador Advisors, LLC, where she advised numerous partnerships and licensing transactions from May 2009 to June 2016. Earlier in her career, she held senior positions in corporate and business development, where she advised numerous partnerships and licensing transactions, including at Pfizer in its Worldwide Business Development organization. Dr. Yu also previously served as a partner at two life science focused venture capital firms in the San Francisco Bay Area. Dr. Yu currently serves as a member of the boards of directors of JW (Cayman)

Therapeutics Co. Ltd. (HKG:2126) and Ascentage Pharma Group International (NASDAQ: AAPG; HKG: 6855) and served on the board of directors of ARYA Sciences Acquisition Corp V. Dr. Yu received a bachelor’s degree with high honors in molecular biology from Princeton University and earned a medical degree from Harvard Medical School. Our Board of Directors believes Dr. Yu’s extensive biopharmaceutical and investment experience qualifies her to serve as a member of our Board of Directors.

Class I Director Whose Term Expires at the 2028 Annual Meeting of Shareholders

Class I Director	Age	Served as a Director Since	Current Position(s) with MeiraGTx
Thomas E. Shenk, Ph.D.	79	June 2015	Director

Thomas E. Shenk, Ph.D. has served as a member of our Board of Directors since June 2015. Dr. Shenk was the James A. Elkins Jr. Professor of Life Sciences in the Department of Molecular Biology at Princeton University from 1984 to 2021, when he became Professor of Life Sciences, Emeritus. Dr. Shenk served on the board of directors of Merck and Co., Inc., a pharmaceutical company, from 2001 to 2012. Dr. Shenk also served on the board of directors of each of Vical Incorporated and Kadmon Holdings, Inc. until August 2019 and June 2018, respectively. Dr. Shenk has been elected to membership in each of the U.S. National Academy of Sciences, the U.S. National Academy of Medicine and the American Philosophical Society. He received a B.S. from the University of Detroit and a Ph.D. from Rutgers University. Our Board of Directors believes Dr. Shenk’s expertise and experience serving as a director in the pharmaceutical sector and his academic background provides him with the qualifications and skills to serve on our Board of Directors.

Class III Directors Whose Terms Expire at the 2027 Annual Meeting of Shareholders

Class III Directors	Age	Director Since	Current Position(s) at MeiraGTx
Alexandria Forbes, Ph.D.	61	March 2015	President and Chief Executive Officer and Director
Keith R. Harris, Ph.D.	73	June 2015	Chairman of the Board
Lord Mendoza	66	June 2015	Director

Alexandria Forbes, Ph.D. has served as our President, Chief Executive Officer and member of our Board of Directors since March 2015. Prior to founding MeiraGTx, Dr. Forbes served as Senior Vice President of Commercial Operations at Kadmon Holdings, Inc., a biopharmaceutical company, from September 2013 to April 2015, and served as a member of its board of directors until June 2018. Prior to Kadmon Holdings, Inc., Dr. Forbes spent eleven years as a public markets healthcare investor responsible for investments in biotechnology, specialty pharmaceuticals and diagnostics companies and was portfolio manager of the Sivik Global Life Science Fund. Before entering the hedge fund industry, Dr. Forbes was a Human Frontiers/Howard Hughes postdoctoral fellow at the Skirball Institute of Biomolecular Medicine at NYU Langone Medical Center from March 1997 to September 2000. Prior to this, Dr. Forbes was a research fellow at Duke University, and also at the Carnegie Institute at Johns Hopkins University. Dr. Forbes is also a member of the Emerging Companies Section and Health Section Governing Boards of the Biotechnology Innovation Organization (BIO) and serves as a Trustee and Director of the Hilary and Galen Weston Foundation, the European arm of the Weston Brain Institute, a charity supporting research into neurodegenerative diseases with the aim of speeding the time to the development of disease modifying treatments for these currently intractable diseases, particularly Alzheimer’s disease. Dr. Forbes received an M.A. in Natural Sciences from Cambridge University and a Ph.D. in Molecular Genetics from Oxford University. Our Board of Directors believes Dr. Forbes’ extensive academic and clinical experience, as well as her knowledge of the industry, qualifies her to serve on our Board of Directors.

Keith R. Harris, Ph.D. has served as a member of our Board of Directors since June 2015 and has served as chairman of our Board of Directors since February 2018. Dr. Harris is a London-based investment banker and financier with a 40-year career as a senior corporate finance and takeover advisor. Since 1999, Dr. Harris has been the chairman of Keith Harris & Associates, a sports and financial consulting firm. Dr. Harris previously served as Chief Executive Officer of HSBC Investment Bank from 1994 to 1999 and Seymour Pierce Holdings Limited, a subsidiary of which, Seymour Pierce Limited, was acquired in a pre-paid administration under United Kingdom (“U.K.”) law in 2013. Dr. Harris currently serves on the board of directors of Global Connectivity PLC and previously served on the boards of directors of vTv Therapeutics Inc. and Good Life Plus plc (formerly known as Semper Fortis Esports plc). Dr. Harris received a B.Sc. in business and economics (1st Class Honours) from the University of Bradford and a Ph.D. in Economics from the University of Surrey and in October 2022 became an Honorary Professor of Durham University. Our Board of Directors believes that Dr. Harris’ financial knowledge and experience qualifies him to serve as a member of our Board of Directors.

Lord Mendoza CBE has served as a member of our Board of Directors since June 2015. Lord Mendoza is Provost of Oriel College, Oxford University. He has been a member of the House of Lords since October 2020. In 1986, Lord Mendoza founded the custom marketing and publishing agency Forward, subsequently sold to WPP plc. Lord Mendoza served from 2016 to 2020 as a non-executive director of the Department of Digital Culture, Media & Sport within the United Kingdom government and until 2024 served as its Commissioner for Culture within that Department. Lord Mendoza is chairman of the government body Historic England, and a member of the UK Soft Power Council. Lord Mendoza also served as the chairman of Victoria Private Investment Office, a London-based investment advisory firm, from 2010 to 2018. He received an M.A. in Geography from Oxford University. Our Board of Directors believes Lord Mendoza’s extensive experience with investments and public service provides him with the qualifications and skills to serve on our Board of Directors.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of Ellen Hukkelhoven, Ph.D., Nicole Seligman and Debra Yu, M.D. as a Class II director to hold office until the 2029 Annual Meeting and until her successor has been duly elected and qualified.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Ernst & Young LLP has served as our independent registered public accounting firm since 2016. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2026.

Although ratification is not required by our Articles or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our shareholders do not ratify the selection, the Audit Committee and the Board of Directors will reconsider such appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and to have an opportunity to make a statement as they may desire and be available to respond to appropriate questions from shareholders.

Audit, Audit-Related, Tax and All Other Fees

The table below sets forth the aggregate fees billed to MeiraGTx for services related to the fiscal years ended December 31, 2025 and 2024, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2025	2024
Audit Fees(1)	$1,183,668	$944,264
Audit‑Related Fees	—	—
Tax Fees(2)	836,247	1,214,240
All Other Fees	—	—
	$2,019,915	$2,158,504
(1)	Audit fees for 2025 and 2024 consisted of professional services rendered for the audits of our financial statements, including the review of our quarterly financial statements and services rendered in connection with registration statement filings.
(2)	Tax fees for 2025 and 2024 consisted of professional services rendered for corporate tax compliance and tax advisory services.

Pre-Approval Policies and Procedures

The formal written charter for our Audit Committee requires that the Audit Committee, or the chairman of the Audit Committee, pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm in accordance with the Company’s audit services pre-approval policy (as amended from time to time), other than de minimis non-audit services approved in accordance with applicable SEC rules.

The Audit Committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the Audit Committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the Audit Committee.

On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by the Company’s independent registered public accounting firm without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the Audit Committee to whom the Committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the Audit Committee requires pre-approval for such additional services or such additional amounts.

The services provided to us by Ernst & Young LLP in 2024 and 2025 were provided in accordance with our pre-approval policies and procedures, as applicable.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Audit Committee Report

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “Corporate Governance—Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2025. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission. In addition, the Audit Committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10‑K for the fiscal year ended December 31, 2025 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Keith R. Harris, Ph.D. (Chair)
Nicole Seligman
Thomas E. Shenk, Ph.D.

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our current executive officers. There are no family relationships among any of our executive officers or directors.

Executive Officer	Age	Position	In Current Position Since
Alexandria Forbes, Ph.D.	61	President and Chief Executive Officer and Director	March 2015
Richard Giroux	53	Chief Operating Officer and Chief Financial Officer	March 2015 and April 2019, respectively
Stuart Naylor, Ph.D.	63	Chief Development Officer	April 2015
Robert K. Zeldin, M.D.	63	Chief Medical Officer	August 2020
Robert J. Wollin	50	General Counsel and Secretary	June 2020

See page 9 of this Proxy Statement for Dr. Forbes’ biography.

Richard Giroux has served as our Chief Operating Officer since March 2015 and our Chief Financial Officer since April 2019. Mr. Giroux joined MeiraGTx from Sarissa Capital Management LP, an activist healthcare hedge fund, where he was a partner from March 2014 to March 2015. Prior to Sarissa Capital Management LP, Mr. Giroux was a founding partner and healthcare portfolio manager of Meadowvale Partners, a multi-strategy hedge fund, from January 2010 until June 2012. Prior to Meadowvale Partners, he was a partner at Sivik Global Healthcare (formerly Argus Partners), a healthcare hedge fund, from August 2001 to November 2008. Prior to that, from 1996 to 2001, he worked at investment banks Salomon Smith Barney and Goldman Sachs. Mr. Giroux received a B.A. in Economics from Yale University.

Stuart Naylor, Ph.D. has served as our Chief Development Officer since April 2015 and served as a member of our Board of Directors from April 2015 through May 2019. From April 2015 to April 2016, Dr. Naylor was Chief Executive Officer of Athena Vision Limited, a biotechnology company. From June 2013 to April 2015, Dr. Naylor served as managing director of Coltivare Ltd., a healthcare consulting company. From 2008 to 2013, Dr. Naylor was Executive Director and Chief Scientific Officer of Oxford BioMedica plc, a gene therapy company. Prior to joining Oxford BioMedica plc, Dr. Naylor focused on translational cancer research at the Institute of Cancer Research in London. Dr. Naylor has a B.S.C. in microbiology and virology from the University of Warwick, an M.S. in Immunology from Kings College London, and a Ph.D. from the Imperial Cancer Research Fund laboratory studying ovarian cancer and cytokine biology.

Robert K. Zeldin, M.D. has served as our Chief Medical Officer since August 2020. Prior to joining MeiraGTx, Dr. Zeldin served as Chief Medical Officer of Immunovant, Inc., a biotechnology company, from July 2019 to April 2020. From June 2018 to April 2019, he was Chief Medical Officer of Acceleron Pharma, Inc., a biopharmaceutical company. Prior to Acceleron, he was Chief Medical Officer of Ablynx NV, a biopharmaceutical company, from December 2015 to June 2018. From January 2011 to November 2015, Dr. Zeldin served as Senior Vice President and Head of Global Clinical Development at Stallergenes SA. He also served as Vice President and U.S. Medical Franchise Head – Respiratory and Dermatology at Novartis Pharmaceuticals Corp. from March 2005 to April 2010. From November 1997 to March 2005, Dr. Zeldin held increasingly strategic roles in worldwide regulatory affairs and clinical development at Merck & Co., Inc. Prior to his work in industry, Dr. Zeldin served as a Medical Officer at the U.S. Food & Drug Administration (FDA) Center for Biologics Evaluation and Research. He also spent several years in clinical practice. Dr. Zeldin holds a B.A. with honors from the Johns Hopkins University and an M.D. from Tufts University School of Medicine.

Robert J. Wollin has served as our General Counsel and Secretary since June 2020 and joined the Company in August 2019. Prior to joining MeiraGTx, Mr. Wollin was Director, Associate General Counsel at Investment Technology Group, Inc., a global financial technology company, from November 2015 to June 2019. From August 2011 to October 2015, he served as Senior Corporate Counsel in the Corporate Governance and Securities Group at Bristol-Myers Squibb Company, a pharmaceutical company. From October 2001 to July 2011, Mr. Wollin practiced as a corporate attorney at Kramer Levin Naftalis & Frankel LLP, a law firm in New York. Mr. Wollin received a B.B.A. with honors from the University of Michigan Stephen M. Ross School of Business and a J.D. from the University of Pennsylvania Carey Law School.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. Our Board annually reviews our Corporate Governance Guidelines and, from time to time, our Board will revise them in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance—Documents & Charters” section of the “Investors & Media” page of our website located at https://meiragtx.com/, or by writing to our Secretary at our offices at 655 Third Avenue, Suite 1115, New York, New York 10017.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its shareholders. If the Chairman of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide for the appointment by the independent directors of a lead independent director (the “Lead Director”). The Lead Director’s responsibilities include, but are not limited to: presiding over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chairman of the Board qualifies as independent, the Chairman of the Board will carry out the duties of the Lead Director, as applicable.

The positions of our Chairman of the Board and our Chief Executive Officer and President are currently served by two separate persons. Dr. Harris, an independent director on our Board, serves as Chairman of the Board, and Dr. Forbes serves as our Chief Executive Officer and President. In his capacity as the independent Board Chairman, Dr. Harris performs the functions of the Lead Director.

The Board believes our current leadership structure of Chief Executive Officer and Chairman of the Board being held by two separate individuals is in the best interests of the Company and its shareholders and strikes the appropriate balance between the Chief Executive Officer and President’s responsibility for the strategic direction, day-to-day leadership and performance of our Company and the Chairman of the Board’s responsibility to guide overall strategic direction of our Company, to provide oversight of our corporate governance and guidance to our Chief Executive Officer and President and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the Board will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its shareholders.

Director Independence

Under our Corporate Governance Guidelines and the Nasdaq rules, a majority of our directors must qualify as independent directors and a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules.

Our Board has undertaken a review of its composition, the composition of its Committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Keith R. Harris, Ph.D., Lord Mendoza, Nicole Seligman, Thomas E. Shenk, Ph.D. and Debra Yu, M.D., representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. Ellen Hukkelhoven, Ph.D. was determined not to be independent. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our ordinary shares and the relationships of our non-employee directors with certain of our significant shareholders. In determining that Dr. Hukkelhoven was not independent, the Board considered the Company’s relationships with Perceptive Advisors, where Dr. Hukkelhoven serves as the Head of Biotechnology Investments, including that Perceptive Advisors owns, in the aggregate, more than 10% of the Company’s outstanding shares and that in August 2022 we borrowed $75 million from Perceptive Credit Holdings III, LP (“Perceptive Credit Holdings”), an affiliate of Perceptive Advisors, as described in more detail below under “Certain Transactions with Related Persons— Relationship with Perceptive.” Alexandria Forbes, Ph.D. is not considered an independent director because she is currently employed by the Company as our President and Chief Executive Officer.

Board and Board Committee Meetings and Attendance

During 2025, our Board of Directors met nine times and acted by written consent eight times, the Audit Committee met four times and acted by written consent eight times, the Compensation Committee met one time and acted by written consent six times, the Nominating and Corporate Governance Committee acted by written consent one time, and the Science and Technology Committee met one time and acted by written consent one time. In 2025, each of our incumbent directors attended at least 75% of the meetings of the Board and committees on which such director served as a member.

Executive Sessions

Executive sessions, which are meetings of the non-management or independent members of the Board, are regularly scheduled throughout the year. Our chairman of the Board, Dr. Harris, presided over such executive sessions in 2025.

Director Attendance at the Annual Meeting of Shareholders

We do not have a formal policy regarding the attendance of our Board members at our annual general meetings of shareholders, but we expect all directors to make every effort to attend any meeting of shareholders. All of the members of the Board of Directors attended the 2025 annual general meeting of shareholders except Dr. Hukkelhoven due to a previously scheduled commitment.

Board Committees

Our Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee operates under a written charter. The table below indicates the current members of these Committees.

Nominating and
			Corporate	Science and
	Audit	Compensation	Governance	Technology
Director	Committee	Committee	Committee	Committee
Alexandria Forbes, Ph.D.	—	—	—	X
Keith R. Harris, Ph.D.	Chair	Chair	X	—
Lord Mendoza	—	X	X	X
Nicole Seligman	X	—	Chair	X
Thomas E. Shenk, Ph.D.	X	—	—	Chair
Debra Yu, M.D.	—	X	—	X

Audit Committee

Our Audit Committee is responsible for, among other things:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
●	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
●	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
●	discussing our risk assessment and risk management policies;
●	meeting independently with our registered public accounting firm, management and internal auditing staff, as applicable;
●	reviewing and approving or ratifying any related person transactions;
●	pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Committee or exempt from such requirements under SEC rules);
●	overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
●	preparing the Audit Committee report required by SEC rules.

Our Board of Directors has affirmatively determined that each member of our Audit Committee (i) qualifies as “independent” under Nasdaq’s heightened standards and Rule 10A-3 of the Exchange Act, applicable to audit committee members, and (ii) meets the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board has also affirmatively determined that Keith R. Harris, Ph.D. qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee is responsible for, among other things:

●	reviewing and approving, or recommending for approval by the Board of Directors, the compensation of our Chief Executive Officer and our other executive officers;
●	overseeing and administering our cash and equity incentive plans;
●	reviewing and making recommendations to our Board of Directors with respect to director compensation;
●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required by SEC rules;

●	overseeing the management of risks relating to our executive compensation plans and arrangements; and
●	preparing the annual Compensation Committee report required by SEC rules, to the extent required.

Our Board of Directors has determined that each member of our Compensation Committee (i) qualifies as “independent” under Nasdaq’s heightened standards applicable to compensation committee members and (ii) is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the Compensation Committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable Nasdaq rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the Compensation Committee.

Compensation Consultants

In accordance with its authority to retain consultants and advisors described above, the Compensation Committee has engaged the services of Total Compensation Solutions (“TCS”) on an annual basis as its compensation consultant to provide advice, consulting and guidance on executive, non-employee director and employee retention and incentive plans.

All services related to executive and director compensation provided by TCS during 2025 were conducted under the direction or authority of the Compensation Committee, and all work performed by TCS was pre-approved by the Compensation Committee. Neither TCS nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. Additionally, during 2025, TCS did not provide any services to us unrelated to executive and director compensation.

The Compensation Committee evaluated whether any work provided by TCS raised any conflict of interest for services performed during 2025 and determined that it did not.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become members of our Board and the criteria to be used in nominating directors;
●	recommending to our Board the persons to be nominated for election as directors and to each Committee of the Board;
●	developing and recommending to our Board of Directors corporate governance guidelines, and reviewing and recommending to our Board of Directors proposed changes to our corporate governance guidelines from time to time;
●	periodically reviewing the Board’s leadership structure;
●	overseeing management’s implementation of compliance programs with respect to non-financial compliance matters; and
●	overseeing a periodic evaluation of our Board of Directors.

Our Board has determined that each member of our Nominating and Corporate Governance Committee qualifies as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

Science and Technology Committee

Our Science and Technology Committee is responsible for, among other things:

●	reviewing, evaluating and advising the Board and management regarding long-term strategic goals and objectives and the quality and direction of our research and development and technology;
●	reviewing and making recommendations to the Board on our internal and external investments in science and technology;
●	reviewing the attainment of key research and development milestones, and regularly reviewing our research and development pipeline; and
●	identifying and discussing new and emerging trends in pharmaceutical science, technology and regulation.

Director Nominations Process

The Nominating and Corporate Governance Committee is responsible for recommending candidates to serve on the Board and its Committees. In considering whether to recommend any particular candidate to serve on the Board or its Committees or for inclusion in the Board’s slate of recommended director nominees for election at the annual general meeting of shareholders, the Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the Nominating and Corporate Governance Committee may take into account many factors, including without limitation: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other Board members; diversity of background and perspective; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

We aim to review a variety of qualified candidates from different backgrounds in identifying director nominees and do not have a formal diversity policy. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

The Class II director nominees to be elected at the Annual Meeting were evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for re-election at the Annual Meeting.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent director named in this Proxy Statement and proposed for election by our shareholders at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will review and evaluate information available to it regarding candidates proposed by shareholders and will apply the same criteria and follow substantially the same process in considering them as it does in considering other director candidates. Shareholders wishing to propose a candidate for consideration may do so by submitting their recommendation to the attention of our Secretary, MeiraGTx Holdings plc, 655 Third Avenue, Suite 1115, New York, New York 10017.

Board Role in Risk Oversight

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and Committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee. Each of the Committees regularly reports to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. The Audit Committee also oversees financial risks and information security risks (including cybersecurity and data protection). Through its regular meetings with management, including the finance, legal, compliance, risk, internal control and information technology functions, the Audit Committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, independence, potential conflicts of interest and corporate governance, as well as risks relating to our non-financial compliance programs. The Science and Technology Committee reviews our pipeline to evaluate our progress in achieving our long-term strategic research and development goals and objectives and assure that we make well-informed choices in investment in research and development and technology. In addition, our Board receives periodic detailed operating performance reviews from management.

Committee Charters and Corporate Governance Guidelines

Our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee and other corporate governance information are available under the “Corporate Governance” section of the “Investors & Media” page of our website located at https://meiragtx.com/, or by writing to our Secretary at our offices at 655 Third Avenue, Suite 1115, New York, New York 10017.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as certain contractors and consultants. A copy of our Code of Conduct is available under the “Corporate Governance” section of the “Investors & Media” page of our website located at https://meiragtx.com/, or by writing to our Secretary at our offices at 655 Third Avenue, Suite 1115, New York, New York 10017. We intend to make any necessary disclosures regarding amendments to, or waivers from, provisions of our Code of Conduct that applies to any of our directors and executive officers on our website rather than by filing a Current Report on Form 8-K.

Insider Trading Compliance Policy; Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy that governs the purchase, sale and other dispositions of the Company’s securities, which is applicable to all of our directors, officers, and employees, as well as certain contractors and consultants. We believe our Insider Trading Compliance Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards applicable to the Company. A copy of the Insider Trading Compliance Policy was included as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025.

The Insider Trading Compliance Policy also prohibits our directors, officers and employees, as well as certain contractors and consultants, from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities.

Equity Award Timing Policies and Practices

We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of our equity awards. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has historically granted such awards on a predetermined annual schedule. During 2025, we did not grant new awards of stock options to our named executive officers during the time period outlined in Item 402(x) of Regulation S-K.

Compensation Recovery Policy (Clawback Policy)

In 2023, we adopted a compensation recovery, or “clawback,” policy (the “Clawback Policy”) in accordance with the Nasdaq listing standards and Exchange Act Rule 10D-1. The Clawback Policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The Clawback Policy is overseen and administered by the Compensation Committee. A copy of the Clawback Policy was included as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024.

Communications with the Board

Any shareholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director, including our chairman, may do so by directing such correspondence to the attention of our Secretary, MeiraGTx Holdings plc, 655 Third Avenue, Suite 1115, New York, New York 10017. Our Secretary will forward the communication to the appropriate director or directors as appropriate. Any complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee. Other concerns will be referred to the chairman of the Board with a copy to the chairman of the Nominating and Corporate Governance Committee. Any complaints or concerns may be reported anonymously or confidentially. We strictly prohibit any retaliation for reporting a possible violation of law, ethics, or firm policy regardless of whom the report concerns.

EXECUTIVE COMPENSATION

Overview

We qualify as a “smaller reporting company” under the rules promulgated by the SEC and have elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2025 Summary Compensation Table” below. In 2025, our “named executive officers” and their positions were as follows:

●	Alexandria Forbes, Ph.D., President and Chief Executive Officer;
●	Richard Giroux, Chief Financial Officer and Chief Operating Officer; and
●	Robert K. Zeldin, M.D., Chief Medical Officer.

We achieved significant advancements during 2025 in a number of key areas, including strategic collaborations, clinical development, manufacturing, research and receiving additional non-dilutive capital. In particular, our strong 2025 performance was attributable to a number of factors, including:

●	Strategic Collaborations Providing Non-Dilutive Funding:
●	Eli Lilly and Company: In November 2025, we announced a broad strategic collaboration in the area of ophthalmology with Eli Lilly and Company (“Lilly”), granting Lilly worldwide exclusive rights to our AAV-AIPL1 program for treatment of one of the most severe inherited retinopathies, Leber congenital amaurosis 4 (LCA4) owing to genetic deficiency of Aryl-hydrocarbon-interacting protein-like 1 (AIPL1). Lilly also received worldwide exclusive access rights to our innovative gene therapy technologies for use in ophthalmology with certain targets named by Lilly, including novel intravitreal capsids developed in-house at MeiraGTx and bespoke promoters including AI-generated promoters for specific cells in the retina. Under the terms of the agreement, we received an upfront payment of $75 million and are eligible to receive over $400 million in total milestone payments. We are also eligible to receive tiered royalties on licensed products.
●	Hologen AI: In March 2025, we entered into a strategic collaboration with Hologen Limited, a non-cellular company limited by shares incorporated in Guernsey (“Hologen”). Hologen is a leading developer of multi-modal generative AI foundation models of real-world clinical data for clinical medicine and pharmaceutical drug development. As part of the strategic collaboration, we and Hologen formed a joint venture, Hologen Neuro AI Limited, a non-cellular company limited by shares incorporated in Guernsey (“Hologen Neuro”), to develop our AAV-GAD program in Parkinson’s disease to commercialization, as well as other locally-delivered therapies in the central nervous system. The joint venture will use Hologen’s proprietary multi-modal generative foundation models (LMMs). Hologen will also own a minority stake in our manufacturing subsidiary and will contribute a portion of the annual funding and deploy Hologen’s world leading generative AI capabilities to further accelerate the optimization of our proprietary manufacturing capabilities. As part of the strategic collaboration, we and our affiliates will receive from Hologen a $200 million upfront payment as well as additional committed funding into the joint venture of up to $230 million to finance the AAV-GAD program. The initial closing of the transactions with Hologen occurred in April 2026.

●	Successful Clinical Development in Multiple Therapeutic Areas:
●	AAV2-hAQP1 for the Treatment of Grade 2/3 Radiation-Induced Xerostomia: We completed enrollment of low dose cohorts in the Phase 2 AQUAx2 randomized, double-blind, placebo-controlled study for AAV2-hAQP1 for the treatment of grade 2/3 radiation induced xerostomia. The final patients are currently enrolling in the high dose cohorts at multiple sites in the U.S., Canada and the UK and we anticipate data 12 months after the last patient is treated, with a potential BLA filing in the first half of 2027 and potential approval around the end of 2027 with launch in the U.S. targeted in early 2028. We also received Breakthrough Therapy Designation from the FDA for AAV2-hAQP1 in March 2026.
●	AAV-GAD for the Treatment of Parkinson’s Disease: In May 2025, the FDA granted Regenerative Medicine Advanced Therapy (RMAT) designation to AAV-GAD for the treatment of Parkinson’s disease not adequately controlled with anti-Parkinsonian medications. This RMAT was awarded based on positive data demonstrating statistically significant efficacy in 3 clinical studies: a Phase 1 dose escalation study (n=14), a double-blind sham-surgery controlled Phase 2 study (n=45), and a double-blind sham-surgery controlled Phase 1/2 clinical bridging study (n=14). This application also included the demonstration of potential disease modification resulting from treatment in our positive Phase 2 studies. We are currently engaging with clinical trial sites globally and expect to initiate the Phase 3 study of AAV-GAD in the coming months.
●	Riboswitch Gene Regulation Platform for in vivo Delivery: Our riboswitch technology is a powerful platform that transforms the potential of biologic therapeutics by providing a broadly applicable mechanism for the precise dosing of any protein, hormone or peptide that is encoded by DNA via in vivo production in direct dose response to bespoke oral small molecule inducers.
●	We continue to progress our riboswitch technology platform in multiple potential indications, with an initial focus on obesity and metabolic disease, neuropathic pain and CAR-T.
●	We are progressing our first riboswitch program into the clinic in metabolic disease with native human leptin (Ribo-leptin). This is a significant unmet need in patients with both inherited and acquired leptin deficiency. The only currently available treatment - metreleptin - is immunogenic, which can lead to neutralizing antibodies against leptin with resulting catastrophic and even lethal metabolic consequences.
●	The Ribo-Leptin construct has been optimized for the clinic for one-time intramuscular delivery. The small molecule inducer has been manufactured under GMP for the clinic, and we are in iterative discussion with the FDA to open a Ribo-leptin IND later this year.
●	To complement our RiboCAR platform, we acquired ProTcell technology via the acquisition of certain assets and operations of Smart Immune in July 2025, which allows T-cell progenitors to be generated outside the body. Along with our RiboCAR, this technology provides a unique potential for allogeneic high performance RiboCAR-T. ProTcell technology has shown proof of concept in 20 patients treated in 3 clinical studies. Pre-clinical studies of ProT+ RiboCAR are ongoing.
●	GMP Manufacturing and Process Development: We continued to optimize our industry-leading manufacturing platform process in 2025. We received a Manufacturer’s and Importer’s Authorization (MIA) commercial license from the U.K. Medicines and Healthcare products Regulatory Agency (MHRA) for our London facility in December 2025. The Irish Health Products Regulatory Authority previously granted to us the first ever commercial MIA for gene therapy Quality Control (QC) testing of commercial products for our GMP compliant manufacturing facility in Shannon, Ireland, as well as a second MIA for QC testing of investigational medicinal products. In addition, we successfully completed process performance qualification (PPQ) batches for botaretigene sparoparvovec, or bota-vec (formerly referred to as AAV-RPGR), for the treatment of X-linked retinitis pigmentosa related to mutations in the retinitis pigmentosa GTPase regulator gene, and we initiated our second program under our MHRA specials license in London to treat patients with Bardet-Biedl syndrome, or BBS, due to BBS10 mutations.

The Company believes the foregoing results were largely driven by the leadership of our named executive officers. The Compensation Committee sought to reward these individuals for the Company’s accomplishments during 2025 and its compensation decisions for 2025 reflect the Committee’s desire to recognize the achievement of goals intended to increase shareholder value, while enhancing the retention of key executives who help drive this performance.

2025 Summary Compensation Table

						All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)
Alexandria Forbes, Ph.D.	2025	840,000	1,645,506	5,823,500	—	21,000	8,330,006
President and Chief Executive Officer	2024	840,000	2,195,703	3,819,200	—	20,700	6,875,603
Richard Giroux	2025	714,000	1,590,000	5,823,500	—	21,000	8,148,500
Chief Financial Officer and Chief Operating Officer	2024	714,000	2,140,000	3,819,200	—	20,700	6,693,900
Robert K. Zeldin, M.D.	2025	543,423	500,000	551,700	—	21,000	1,616,123
Chief Medical Officer
(1)	For Dr. Forbes and Mr. Giroux, amounts for 2025 reflect guaranteed and discretionary bonuses paid for performance in 2025. For Dr. Zeldin, amount for 2025 reflects a discretionary bonus paid for performance in 2025.
(2)	Amounts reflect the aggregate grant-date fair value of option awards and restricted share unit awards granted during the specified year and calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the valuation methodology and assumptions used to calculate the value of these awards made to executive officers in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026.
(3)	Amounts shown represent employer contributions to our 401(k) plan.

Narrative to Summary Compensation Table

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In June 2025, the Compensation Committee increased the annual base salary of Dr. Zeldin from $480,000 to $565,000, effective as of April 1, 2025.

Bonuses

Our executive compensation program for our named executive officers includes an annual performance-based discretionary cash bonus. Dr. Forbes and Mr. Giroux are entitled to guaranteed annual cash bonus payments and may receive performance-based discretionary bonuses pursuant to the terms of their employment agreements, as described in more detail below under “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux.” In March 2026, the Compensation Committee assessed Company performance during 2025 based on our achievement of a number of clinical, transactional, regulatory and corporate milestones during the year as described above, and determined that the guaranteed and performance-based bonus amounts payable to Dr. Forbes and Mr. Giroux for 2025 would be $1,645,506 and $1,590,000, respectively.

Dr. Zeldin has the opportunity to earn an annual discretionary bonus targeted at 50% of his annual base salary. The Compensation Committee determined to pay Dr. Zeldin a bonus for 2025 performance of $500,000 based on an assessment of the Company’s achievements and results described above.

Equity Compensation

Pursuant to our 2018 Incentive Award Plan, referred to as the 2018 Plan, we may grant cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of its affiliates to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

For the restricted share unit awards granted for 2025 performance, 50% of the award vests on the second anniversary of the grant date and 25% of the award vests on each of the third and fourth anniversaries of the grant date. The Compensation Committee elected to continue granting restricted share unit awards with the initial vesting and payout beginning on the second anniversary of the grant date to provide long-term motivation for our executives to create shareholder value and to promote greater retention of our executives.

Pursuant to their employment agreements, Dr. Forbes and Mr. Giroux are entitled to annual grants of restricted ordinary shares. The number of restricted shares subject to each such award is determined by the Compensation Committee, with input from our Chief Executive Officer with respect to the grant to Mr. Giroux. For 2025, the Compensation Committee, with input from the Chief Executive Officer with respect to Mr. Giroux, determined not to make any such grants.

Other Elements of Compensation

Retirement Plans

Our named executive officers are eligible to participate in our 401(k) plan in the United States on the same terms as other full-time employees. We match 100% of employee contributions to our 401(k) plan, up to 6% of eligible compensation. We believe that providing a vehicle for tax-deferred retirement savings adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, subject to the same terms and eligibility requirements.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of ordinary shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2025.

			Option Awards			Stock Awards
							Market
						Number of	Value of
		Number of	Number of			Shares or	Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Stock That	Stock That
		Unexercised	Unexercised	Option	Option	Have Not	Have Not
		Options (#)	Options (#)	Exercise	Expiration	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable(1)	Price($)	Date	(#)(2)	($)(3)
Alexandria Forbes, Ph.D.	3/4/2016	60,551	—	7.73	3/4/2026	—	—
	9/20/2017	83,741	—	2.64	9/20/2027	—	—
	1/10/2018	103,066	—	5.63	1/10/2028	—	—
	12/29/2018	130,000	—	9.64	12/28/2028	—	—
	1/14/2021	65,000	—	16.43	1/14/2031	—	—
	1/7/2022	—	—	—	—	62,500	496,875
	2/21/2023	159,375	65,625	8.60	2/21/2033	125,000	993,750
	1/17/2024	—	—	—	—	620,000	4,929,000
	4/3/2025	—	—	—	—	950,000	7,552,500
Richard Giroux	3/4/2016	48,956	—	7.73	3/4/2026	—	—
	9/20/2017	77,299	—	2.64	9/20/2027	—	—
	1/10/2018	96,624	—	5.63	1/10/2028	—	—
	12/29/2018	105,000	—	9.64	12/28/2028	—	—
	1/14/2021	40,000	—	16.43	1/14/2031	—	—
	1/7/2022	—	—	—	—	52,500	417,375
	2/21/2023	95,325	39,675	8.60	2/21/2033	120,000	954,000
	1/17/2024	—	—	—	—	620,000	4,929,000
	4/3/2025	—	—	—	—	950,000	7,552,500
Robert K. Zeldin, M.D.	8/3/2020	150,000	—	13.24	8/3/2030	—	—
	1/14/2021	40,000	—	16.43	1/14/2031	—	—
	1/7/2022	29,375	625	21.53	1/7/2032	17,500	139,125
	2/21/2023	21,250	8,750	8.60	2/21/2033	15,000	119,250
	1/17/2024	14,375	15,625	6.16	1/17/2034	70,000	556,500
	4/3/2025	—	—	—	—	90,000	715,500
(1)	The options vest as to 25% of the total shares underlying the option on the first anniversary of the grant date and in equal monthly installments over the ensuing 36 months, subject to the holder’s continued employment with us through the applicable vesting date. The awards are subject to accelerated vesting upon a qualifying termination of employment as described in more detail below under “Executive Compensation Arrangements —Dr. Forbes and Mr. Giroux” with respect to Dr. Forbes and Mr. Giroux, and under “Potential Payments Upon a Termination or a Change in Control” with respect to Dr. Zeldin.
(2)	The restricted share unit awards vest as to 50% of the award on the second anniversary of the grant date, with 25% of the award vesting on each of the third and fourth anniversaries of the grant date, subject to the holder’s continued employment with us through the applicable vesting date. The awards are subject to accelerated vesting upon a qualifying termination of employment as described in more detail below under “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux” with respect to Dr. Forbes and Mr. Giroux, and under “Potential Payments Upon a Termination or a Change in Control” with respect to Dr. Zeldin.
(3)	The market value was determined using a per share value of the Company’s ordinary shares of $7.95 (which was the closing price per share on December 31, 2025, the last trading day of the year).

Executive Compensation Arrangements

We have entered into employment agreements with Dr. Forbes and Mr. Giroux. Certain key terms of these agreements are described below.

Dr. Forbes and Mr. Giroux

We entered into employment agreements with Dr. Forbes and Mr. Giroux in February 2016. The agreements have an initial term of three years and automatically renew for successive one-year periods unless notice of non-renewal is provided by either party at least 90 days prior to the expiration of the then-current term.

Pursuant to the employment agreements, Dr. Forbes and Mr. Giroux are entitled to annual base salaries, annual cash bonuses equal to 100% of their respective base salaries, referred to as the guaranteed bonus, and the opportunity to earn annual performance-based bonuses targeted at 60% of base salary for Dr. Forbes and 50% of base salary for Mr. Giroux, referred to as the performance bonus.

In the event we complete a strategic collaboration resulting in upfront payments to us, each of Dr. Forbes and Mr. Giroux is entitled to a cash bonus in an amount determined by the Compensation Committee and, with respect to Mr. Giroux, the Chief Executive Officer, provided that such bonus will not be less than 1% of the upfront payments received by us in such collaboration. There is no limit on the number of bonuses the executives may receive per year pursuant to this arrangement.

In the event either of Dr. Forbes’ or Mr. Giroux’s employment is terminated due to death or disability, or Dr. Forbes or Mr. Giroux resigns employment without good reason, which includes the executive’s election not to renew the term of the employment agreement, the executive (or the executive’s estate or beneficiary) is entitled to receive the executive’s base salary, guaranteed bonus, and performance bonus as if the executive’s employment had continued for an additional 12-month period.

In the event either of Dr. Forbes or Mr. Giroux is terminated by us for any reason other than cause, including due to a change in control, the Company elects not to renew the term of the employment agreement, or Dr. Forbes or Mr. Giroux resigns for good reason, the executive is entitled to (i) three months’ notice of termination or pay in lieu of notice, (ii) receive the executive’s base salary, guaranteed bonus, and performance bonus as if the executive’s employment had continued for an additional 24-month period (including a pro-rated guaranteed bonus and performance bonus for any stub periods), (iii) employee benefits and post-employment employee benefits and conversion rights in accordance with the terms and conditions of the plans, policies, programs, or perquisites in which the executive participates for a period of 24-months following the end of the then-current term, (iv) incentive and deferred compensation incentive rights in accordance with the terms and conditions of the incentive and deferred compensation plans in which the executive participates; provided, however, that the executive shall be deemed fully vested in any incentive and deferred compensation awards under such plans upon a termination, (v) accelerated vesting of any unvested restricted shares and equity incentive awards, (vi) to the extent not yet granted, be granted fully vested ordinary shares for any awards to which the executive may at the time be entitled as if all conditions applicable to such award were met, and (vii) be paid, within 30 days of termination, a cash termination fee equivalent to 1.50% for Dr. Forbes, or 1% for Mr. Giroux, of the average “market value” of our shares during the 90-trading day period prior to the termination plus payment of any taxes owed by the executive as a result of such termination fee. For purposes of the employment agreements, “market value” means the number obtained by multiplying (x) the aggregate number of shares of our voting and non-voting common equity (including shares held by employees and affiliates) by (y) the average of the last closing prices of our common equity in the principal market for such common equity, as adjusted on a pro-rata basis for any mechanical adjustments in our equity resulting from forward or reverse share splits.

For purposes of the employment agreements, “cause” means the executive’s (i) conviction of a felony involving moral turpitude, (ii) embezzlement, or (iii) intentional and willful misconduct that may subject us to criminal liability, which misconduct is not cured within 30 days after written notice to the executive of such conduct, if curable.

For purposes of the employment agreements, “good reason” means (i) any material diminution of the executive’s title, duties, work responsibilities, authority, or status, or the assignment of duties that would typically be performed by someone in the executive’s position to an individual other than the executive, (ii) a material negative change in the executive’s reporting structure, (iii) a change in control, (iv) a reduction in the executive’s then current base salary, (v) a change in the executive’s principal place of employment to a location more than 15 miles from Manhattan, New York, (vi) our breach of the employment agreement that is not cured within 30 days after receiving notice of such breach, (vii) our insistence that the executive perform or condone any illegal conduct, or (viii) a hostile or abusive work environment or harassment.

Potential Payments Upon a Termination or a Change in Control

As described above in the section titled “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux,” Dr. Forbes and Mr. Giroux may become entitled to certain payments and benefits in connection with their termination or a change in control of our Company.

The Company has entered into a change in control agreement with Dr. Zeldin. The change in control agreement provides for the payment of benefits if Dr. Zeldin’s employment is terminated within twelve months following a Change in Control (defined below), either by the Company not for Cause (defined below) (and not due to Dr. Zeldin’s death or disability) or by Dr. Zeldin for Good Reason (as defined below). In addition, if Dr. Zeldin’s employment is terminated by the Company other than for Cause within two weeks prior to the date of a Change in Control and it is reasonably demonstrated that the termination arose in connection with, or in anticipation of, the Change in Control, the benefits set forth below will be paid to Dr. Zeldin.

The benefits payable are (i) base salary through the date of executive’s termination and any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, (ii) any unpaid annual bonus earned by executive for the year prior to the year in which the qualifying termination occurs, and (iii) one (1) times the sum of the executive’s annual base salary and target bonus amount based, in each case, on the rate in effect prior to any decrease that would give the executive the right to resign for Good Reason.

Additionally, all of executive’s unvested equity or equity-based awards under any of the Company’s equity compensation plans that vest solely based upon executive’s continued employment or service shall immediately become 100% vested on the later of the date of executive’s qualifying termination and the Change in Control (with any such awards that vest in whole or in part based upon the attainment of performance vesting conditions being governed by the terms of the applicable award agreement) and, to the extent necessary, any unvested equity awards will remain outstanding and eligible to vest following executive’s qualifying termination if a Change in Control occurs within two (2) weeks following executive’s qualifying termination.

For purposes of the change in control agreement, “Change in Control” means and includes each of the following: (i) a transaction or series of transactions (other than an offering of our ordinary shares to the general public through a registration statement filed with the SEC or a transaction or series of transactions that meets the requirements of clauses (A) and (B) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor

Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

For purposes of the change in control agreement, “Cause” means any of the following: (i) executive’s commission of an act of fraud, embezzlement or theft against the Company or its affiliates; (ii) executive’s conviction of, or plea of no contest to, a felony or crime involving moral turpitude; (iii) executive’s refusal to perform material duties as an employee of the Company, which to the extent curable, remains uncured for 30 days following executive’s receipt of written notice thereof; (iv) executive’s material breach of any material policy of the Company or any of its affiliates that is applicable to executive or of any material agreement with the Company or any of its affiliates, including any confidentiality and restrictive covenant agreements, which to the extent curable, remains uncured for 30 days following executive’s receipt of written notice thereof; (v) executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its affiliates’ best interests; or (vi) executive’s refusal to cooperate with a governmental or internal investigation of the Company or any of its affiliates, or its or their directors, officers or employees.

For purposes of the change in control agreement, “Good Reason” means the occurrence of any of the following events or conditions without executive’s written consent: (i) a decrease of more than 25% in executive’s base salary; (ii) a decrease of more than 25% in executive’s target bonus amount; (iii) a material diminution in executive’s authority, duties or responsibilities as an executive and/or officer of the Company or the assignment of duties to executive inconsistent with those of an executive and/or officer of the Company, other than as a result of a Change in Control immediately after which executive holds a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent with respect to the Company’s business as executive held immediately prior to such Change in Control; (iv) a change in the geographic location of executive’s principal place of employment to any location that is more than 30 miles from the principal place of executive’s employment immediately prior to such change; or (v) the Company’s material breach of a material agreement with executive, including the Company’s failure to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume the change in control agreement.

The Company has also entered into a letter agreement with Dr. Zeldin for the payment of benefits if Dr. Zeldin’s employment is terminated by Dr. Zeldin for Good Reason or by the Company other than for Cause, death or disability on or after the date on which neither Dr. Forbes nor Mr. Giroux is serving as the Company’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, and such qualifying termination occurs prior to the occurrence of a Change in Control. The benefits payable are (i) thirty days’ notice of termination or pay in lieu of notice, (ii) base salary through the date of executive’s termination and any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, (iii) any unpaid annual bonus earned by executive for the year prior to the year in which the qualifying termination occurs, and (iv) one (1) times the executive’s annual base salary based on the rate in effect prior to any decrease that would give the executive the right to resign for Good Reason. For purposes of the letter agreement, “Cause” and “Good Reason” have the same meanings given such terms in Dr. Zeldin’s change in control agreement, as described above.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we are providing the following information on total compensation and “compensation actually paid” to our principal executive officer (“PEO”) and to our remaining named executive officers

(“NEOs”) for the fiscal years ended December 31, 2025, 2024 and 2023, and the cumulative total shareholder return on our ordinary shares and our net income over the same time period.

					Value of Initial
			Average	Average	Fixed $100
			Summary	Compensation	Investment Based
	Summary	Compensation	Compensation	Actually	on Total
	Compensation	Actually	Table for	Paid to the	Shareholder	Net Income (Loss)
	Total for PEO	Paid to PEO	Non-PEO NEOs	Non-PEO NEOs	Return	(in thousands)
Year	($)(1)	($)(2)	($)(1)	($)(2)	($)(3)	($)(4)
2025	8,330,006	11,818,402	4,882,312	6,786,657	120.71	(114,201)
2024	6,875,603	6,053,171	4,359,533	3,827,994	93.40	(147,791)
2023	6,336,832	5,837,614	3,740,448	3,465,959	107.67	(84,027)
(1)	Our PEO was Alexandria Forbes, Ph.D. for all years in the table. Our non-PEO NEOs consisted of Richard Giroux and Robert K. Zeldin, M.D. for 2025 and Richard Giroux and Stuart Naylor, Ph.D for 2024 and 2023. The amounts shown in these columns represent the total compensation for the PEO and an average of the total compensation for the non-PEO NEOs as reported in the Summary Compensation Table for 2025, 2024 and 2023.
(2)	The dollar amounts reported are adjusted to calculate “compensation actually paid” to the PEO and the average “compensation actually paid” to the two non-PEO NEOs as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO and non-PEO NEOs’ total compensation reported in the Summary Compensation Table for fiscal years 2025, 2024 and 2023 to determine the “compensation actually paid”:

	2025		2024		2023
		Average Non-		Average Non-		Average Non-
		PEO		PEO		PEO
Adjustments	PEO ($)	NEOs ($)	PEO ($)	NEOs ($)	PEO ($)	NEOs ($)
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	(5,823,500)	(3,187,600)	(3,819,200)	(2,371,600)	(3,448,250)	(2,139,975)
Increase for fair value of awards granted during year that remained unvested at year-end	7,552,500	4,134,000	3,775,800	2,344,650	2,751,975	1,714,043
Change in fair value from prior year-end to year-end of awards granted in a prior year that were outstanding and unvested at year-end	1,631,888	896,063	(491,309)	(324,412)	177,685	132,775
Change in fair value from prior year-end to vesting date of awards granted in a prior year that vested during year	127,508	61,882	(287,722)	(180,177)	19,372	18,669
Total adjustments	3,488,396	1,904,346	(822,432)	(531,539)	(499,218)	(274,489)

(3)	Cumulative Total Shareholder Return (“TSR”) is the calculated difference between our share price at the end and the beginning of the applicable measurement period, and our share price at the beginning of the measurement period. To perform this calculation, we assume a $100 investment on December 31, 2022.
(4)	The dollar amount reported represents the amount of net income (loss) reflected in our audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

The following graphs describe the relationship between the “compensation actually paid” to our PEO and the average of the “compensation actually paid” to our non-PEO NEOs, and (i) our cumulative TSR and (ii) our net income (loss), in each case, for the fiscal years ended December 31, 2025, 2024 and 2023.

Compensation Actually Paid and Cumulative TSR

Compensation Actually Paid vs. Company TSR
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
Compensation Actually Paid
$130.0
$125.0
$120.0
$115.0
$110.0
$105.0
$100.0
$95.0
$90.0
$85.0
$80.0
Cumulative TSR
(Value of initial $100 investment)
2023
2024
2025
PEO
Average for Non-PEO NEOs
TSR

Compensation Actually Paid and Net Income

Compensation Actually Paid vs. Net Income
Compensation Actually Paid
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
Net Income (Loss) (Thousands)
$25,000
$-
$(25,000)
$(50,000)
$(75,000)
$(100,000)
$(125,000)
$(150,000)
$(175,000)
$(200,000)
2023
2024
2025
PEO
Average for Non-PEO NEOs
Net Income (Loss)

DIRECTOR COMPENSATION

Overview

Under our non-employee director compensation program, each non-employee director is eligible to receive the following amounts for their services on our Board of Directors:

●	an option to purchase 50,000 ordinary shares upon the non-employee director’s initial election or appointment to our Board of Directors;
●	if the non-employee director has served on our Board of Directors for at least six months as of the date of an annual general meeting of shareholders, and will continue to serve as a non-employee director immediately following such meeting, each non-employee director will receive on the date of the annual general meeting (i) in the case of a non-employee director serving as chairman of the Board, 75,000 restricted share units and (ii) in the case of all other non-employee directors, 45,000 restricted share units;
●	an annual non-employee director cash fee of $75,000; and
●	if the non-employee director serves on a Committee of our Board of Directors or in the other capacities stated below, an additional annual cash fee as follows:
o	chairman of the Board or lead independent director, $52,500;
o	chairman of the Audit Committee, $25,000;
o	Audit Committee member other than the chairman, $12,000;
o	chairman of the Compensation Committee, $20,000;
o	Compensation Committee member other than the chairman, $10,000;
o	chairman of the Nominating and Corporate Governance Committee, $15,000;
o	Nominating and Corporate Governance Committee member other than the chairman, $7,500;
o	Chairman of the Science and Technology Committee, $15,000; and
o	Science and Technology Committee member other than the chairman, $7,500.

Options granted to our non-employee directors under the program have an exercise price equal to the fair market value of our ordinary shares on the date of grant and expire not later than ten years after the date of grant. The options granted upon a director’s initial election or appointment vest in thirty-six (36) substantially equal monthly installments following the date of grant. The restricted share units granted annually to directors vest in a single installment on the earlier of the day before the next annual general meeting or the first anniversary of the date of grant. In addition, all unvested options and restricted share units vest in full upon the occurrence of a change in control. For restricted share unit grants, the directors may elect whether to defer the settlement of their restricted share unit awards under the Deferred Compensation Plan for Non-Employee Directors. See the section entitled “Deferred Compensation Plan for Non-Employee Directors” below for additional information.

2025 Director Compensation Table

The following table sets forth the total director compensation in 2025.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)	($)
Keith R. Harris, Ph.D.	180,000	494,250	—	674,250
Ellen Hukkelhoven, Ph.D.(2)	—	296,550	—	296,550
Lord Mendoza	100,000	296,550	—	396,550
Nicole Seligman	109,500	296,550	—	406,050
Thomas E. Shenk, Ph.D.	102,000	296,550	—	398,550
Debra Yu, M.D.	92,500	296,550	—	389,050
(1)	Amounts reflect the full grant-date fair value of restricted share units granted during 2025 computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the valuation methodology and assumptions used to calculate the value of these awards made to non-employee directors in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026. Drs. Hukkelhoven, Shenk and Yu, Lord Mendoza and Ms. Seligman each elected to defer settlement of their restricted share units granted in 2025. See “Deferred Compensation Plan for Non-Employee Directors” below for information regarding the settlement of these deferred awards.
(2)	Dr. Hukkelhoven waived the cash compensation payable to her for services on the Board during 2025. Dr. Hukkelhoven is the Head of Biotechnology Investments of Perceptive Advisors, which has the right to receive the director compensation provided in respect of Dr. Hukkelhoven’s board service through a partial management fee offset.

The table below shows the aggregate number of option awards (exercisable and unexercisable), restricted share units and deferred share units held as of December 31, 2025 by each non-employee director who was serving as of December 31, 2025.

		Restricted	Deferred
	Options	Share Units	Share Units
Name	Outstanding(#)	Outstanding(#)	Outstanding(#)
Keith R. Harris, Ph.D.	156,071	75,000	20,000
Ellen Hukkelhoven, Ph.D.(1)	100,000	45,000	95,000
Lord Mendoza	128,341	45,000	95,000
Nicole Seligman	127,500	45,000	97,500
Thomas E. Shenk, Ph.D.	142,513	45,000	95,000
Debra Yu, M.D.	70,000	45,000	65,000
(1)	Amounts shown for options outstanding represent 100,000 options granted to Dr. Hukkelhoven in respect of Dr. Hukkelhoven’s service as a non-employee director. This amount does not include 15,459 options granted to Perceptive Life Sciences Master Fund, Ltd. (the “Perceptive Master Fund”) in respect of Dr. Hukkelhoven’s service as a non-employee director.

Deferred Compensation Plan for Non-Employee Directors

In December 2021, we adopted the Deferred Compensation Plan for Non-Employee Directors, or the Deferred Compensation Plan, which permits our non-employee directors to defer payment of all or a portion of the restricted share units granted to them for their service as a director. A participant’s election to defer receipt of these awards must generally be made prior to the year to which the award relates (or, for a newly nominated director, within 30 days following the date of the commencement of the director’s service as a director). Deferred awards are credited to an account in an equal amount of deferred share units with dividend equivalent rights. Dividend equivalent rights entitle a participant, as of a dividend payment date, to have credited to the participant’s deferred compensation account a number of additional deferred share units equal to the amount of any ordinary cash dividend paid by the Company on the number of ordinary shares equivalent to the number of deferred share units in the participant’s deferred compensation account as of the record date for the dividend, divided by the fair market value of one ordinary share on the dividend payment date. Deferred share units (including any additional deferred share units resulting from dividend equivalent rights) are subject to the same vesting or other forfeiture conditions that would have otherwise applied to the deferred awards. With respect to each deferred share unit granted under the Deferred Compensation Plan, we will issue to the participant one ordinary share (or, at the election of the Compensation Committee, an equivalent cash amount based on the fair market value of an ordinary share on the date immediately preceding the payment date) on the first to occur of (i) within 90 days following the participant’s separation from service (within the meaning of Section 409A of the Internal Revenue Code), (ii) immediately prior to, on, or within 30 days following a change in control or (iii) upon the participant’s death. If the participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, the payment will instead be made on the later to occur of the scheduled distribution date and the first day of the seventh month following the date of the participant’s separation from service or, if earlier, the date of the participant’s death.

SHARE OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our ordinary shares as of April 21, 2026, by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;
●	each of our directors;
●	each of our named executive officers for 2025; and
●	all current directors and current executive officers as a group.

The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all of our ordinary shares beneficially owned by them, subject to any applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 92,573,523 of our ordinary shares outstanding as of April 21, 2026. Ordinary shares that a person has the right to acquire within 60 days of April 21, 2026 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o MeiraGTx Holdings plc, 655 Third Avenue, Suite 1115, New York, New York 10017.

	Shares Beneficially
	Owned
Name of Beneficial Owner	Number	Percentage
Holders of Greater Than 5%
Sanofi(1)	12,197,737	13.2%
Perceptive Advisors, LLC(2)	11,742,117	12.6%
Rubric Capital Management LP(3)	7,775,331	8.4%
Johnson & Johnson Innovation-JJDC, Inc.(4)	6,641,064	7.2%
Adage Capital Partners, L.P.(5)	4,584,578	5.0%
Named Executive Officers and Directors
Alexandria Forbes, Ph.D.(6)	2,074,865	2.2%
Keith R. Harris, Ph.D.(7)	376,071	*
Ellen Hukkelhoven, Ph.D.(8)	240,000	*
Lord Mendoza(9)	281,224	*
Nicole Seligman(10)	275,000	*
Thomas E. Shenk, Ph.D.(11)	439,989	*
Debra Yu, M.D.(12)	180,000	*
Richard Giroux(13)	1,539,248	1.7%
Robert K. Zeldin, M.D.(14)	434,301	*
All executive officers and directors as a group (12 persons)(15)	7,088,223	7.4%
*	Less than 1%.

(1)	Based solely on a Schedule 13G filed with the SEC on August 13, 2024, Sanofi has sole voting and dispositive power over 12,197,737 of our ordinary shares. The ordinary shares are held of record by Sanofi Foreign Participations B.V. and Kadmon Corporation, LLC, Sanofi’s indirect, wholly owned subsidiaries, in the amount of 11,500,000 shares and 697,737 shares, respectively. The address for Sanofi is 46, avenue de la Grande Armée, 75017 Paris, France.
(2)	Based on a Schedule 13D/A filed with the SEC on April 24, 2026 and information known to the Company, each of Perceptive Advisors, Joseph Edelman and Perceptive Master Fund has shared voting and dispositive power over 10,786,658 of our ordinary shares and options to purchase 15,459 ordinary shares that are currently exercisable. Perceptive Advisors and Mr. Edelman also have shared voting and dispositive power over (i) options to purchase 100,000 ordinary shares that are currently exercisable, (ii) 45,000 restricted share units that will vest within 60 days of April 21, 2026, the settlement of which will be deferred under the Deferred Compensation Plan for Non-Employee Directors and (iii) 95,000 deferred share units that, in each case, Perceptive Advisors has a right to pursuant to a management fee offset. The amount reported in the table above also includes the 700,000 ordinary shares Perceptive Credit Holdings is entitled to acquire under warrants issued on August 2, 2022 as described in more detail below under “Certain Transactions with Related Persons—Relationship with Perceptive.” Perceptive Advisors serves as the investment advisor to Perceptive Master Fund, and Mr. Edelman is the managing member of Perceptive Advisors. Perceptive Credit Advisors LLC (“Perceptive Credit Advisors”) serves as the investment advisor to Perceptive Credit Holdings and as a relying advisor under Perceptive Advisors. Mr. Edelman is the managing member of Perceptive Credit Advisors. The address of each of the foregoing named reporting persons is c/o Perceptive Advisors, LLC, 51 Astor Place, 10th Floor, New York, New York 10003. Ellen Hukkelhoven, Ph.D., one of our directors, is the Head of Biotechnology Investments at Perceptive Advisors.
(3)	Based on a Schedule 13G filed with the SEC on February 13, 2026 and information known to the Company, each of Rubric Capital Management LP (“Rubric Capital”) and David Rosen has shared voting and dispositive power over 7,775,331 of our ordinary shares. Rubric Capital is the investment adviser to certain investment funds and/or accounts that hold our ordinary shares, and David Rosen is the managing member of Rubric Capital Management GP LLC, the general partner of Rubric Capital. The address of Rubric Capital and Mr. Rosen is 155 East 44th St, Suite 1630, New York, NY 10017.
(4)	Based on a Schedule 13G/A filed with the SEC on October 18, 2024 and information known to the Company, each of Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”) and Johnson & Johnson (“J&J”) has shared voting and dispositive power over 6,641,064 of our ordinary shares. JJDC is a wholly-owned subsidiary of J&J. The address for JJDC is 410 George Street, New Brunswick, New Jersey 08901, and the address for J&J is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.
(5)	Based on a Schedule 13G/A filed with the SEC on November 13, 2025 and information known to the Company, each of Adage Capital Management, L.P. (“ACM”), Robert Atchinson and Phillip Gross has shared voting and dispositive power over 4,584,578 of our ordinary shares. ACM is the investment manager of Adage Capital Partners, L.P. (“ACP”) with respect to the ordinary shares directly owned by ACP. Each of Messrs. Atchinson and Gross is the (1) managing member of Adage Capital Advisors, L.L.C., managing member of Adage Capital Partners GP, L.L.C., general partner of ACP and (2) managing member of Adage Capital Partners LLC, general partner of ACM, with respect to the ordinary shares directly held by ACP. The address for each of the foregoing named reporting persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(6)	Includes for Dr. Forbes 625,170 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026.
(7)	Includes for Dr. Harris: (i) 156,071 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026; (ii) 75,000 restricted share units that are settleable within 60 days of April 21, 2026; and (iii) 20,000 deferred share units that are settleable when Dr. Harris ceases to be a director.

(8)	Includes for Dr. Hukkelhoven: (i) 100,000 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026; (ii) 45,000 restricted share units that will vest within 60 days of April 21, 2026, the settlement of which will be deferred under the Deferred Compensation Plan for Non-Employee Directors; and (iii) 95,000 deferred share units that are settleable when Dr. Hukkelhoven ceases to be a director.
(9)	Includes for Lord Mendoza: (i) 128,341 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026; (ii) 45,000 restricted share units that will vest within 60 days of April 21, 2026, the settlement of which will be deferred under the Deferred Compensation Plan for Non-Employee Directors; and (iii) 95,000 deferred share units that are settleable when Lord Mendoza ceases to be a director.
(10)	Includes for Ms. Seligman: (i) 127,500 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026; (ii) 45,000 restricted share units that will vest within 60 days of April 21, 2026, the settlement of which will be deferred under the Deferred Compensation Plan for Non-Employee Directors; and (iii) 97,500 deferred share units that are settleable when Ms. Seligman ceases to be a director.
(11)	Includes for Dr. Shenk: (i) 142,513 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026; (ii) 45,000 restricted share units that will vest within 60 days of April 21, 2026, the settlement of which will be deferred under the Deferred Compensation Plan for Non-Employee Directors; (iii) 95,000 deferred share units that are settleable when Dr. Shenk ceases to be a director; and (iv) 157,476 ordinary shares held by Double Epiphany, LLC. The managing members of Double Epiphany, LLC are Thomas E. Shenk and Lillian W. Chiang, who have full voting and investment power with respect to the shares held by Double Epiphany, LLC.
(12)	Includes for Dr. Yu: (i) 70,000 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026; (ii) 45,000 restricted share units that will vest within 60 days of April 21, 2026, the settlement of which will be deferred under the Deferred Compensation Plan for Non-Employee Directors; and (iii) 65,000 deferred share units that are settleable when Dr. Yu ceases to be a director.
(13)	Includes for Mr. Giroux: (i) 477,566 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026; (ii) 85,000 ordinary shares owned by Aigle Healthcare Partners III LLC; and (iii) 5,152 ordinary shares owned by Mr. Giroux’s spouse.
(14)	Includes for Dr. Zeldin 262,500 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026.
(15)	Includes for all executive officers and directors as a group: (i) 2,611,304 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of April 21, 2026; (ii) 75,000 restricted share units that will vest within 60 days of April 21, 2026; (iii) 225,000 restricted share units that will vest within 60 days of April 21, 2026, the settlement of which will be deferred under the Deferred Compensation Plan for Non-Employee Directors; (iv) 467,500 deferred share units; (v) 242,476 ordinary shares held by limited liability companies; and (vi) 5,152 ordinary shares held in the name of, or in trust for, certain executive officers, directors or their family members.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures on Transactions with Related Persons

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $5,000 in any one fiscal year and a “related person” (as defined under Regulation S-K) had, has or will have a direct or indirect material interest.

Our finance team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances and in consultation with counsel as deemed necessary or advisable, whether such potential related person transactions constitute related person transactions requiring compliance with the policy. In addition, any potential related person transaction that is proposed to be entered into must be reported to our principal financial officer by both the related person and the person at the Company responsible for such potential related person transaction.

Unless exempted from the policy, the principal financial officer shall present to the Audit Committee (or the chairman of the Audit Committee) the related person transaction for review and the Audit Committee (or, where Audit Committee approval is not feasible, the chairman, subject to further ratification by the Audit Committee) shall approve or disapprove the related person transaction. In determining whether to approve the related person transaction, the Audit Committee is to review all relevant facts and circumstances, including whether the related person transaction is entered into on terms comparable to those that could be obtained on an arms-length basis with an unrelated third party, the extent of the related person’s interest in the transaction and taking into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics.

The following is a summary of transactions since January 1, 2024 that constitute related person transactions required to be disclosed pursuant to the applicable provisions of Item 404(a) and Item 404(d) of Regulation S-K. Each of the transactions described below entered into following the adoption of our related person transaction policy was approved in accordance with such policy or otherwise by the Board of Directors.

Indemnification Agreements

We entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director (and in certain cases their related investment funds) and executive officer against all expenses such as attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the director or executive officer or on his or her behalf, in connection with such proceeding or any claim, issue or matter therein, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of our Company, and with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Relationship with Perceptive

On August 2, 2022, we, as borrower, and our wholly-owned subsidiaries MeiraGTx UK II Limited and MeiraGTx Ireland DAC, as guarantors (the “Subsidiary Guarantors”), entered into a senior secured financing arrangement (the “Financing Agreement”) by and among us, the Subsidiary Guarantors, the lenders and other parties from time to time party thereto and Perceptive Credit Holdings, as administrative agent and lender. Perceptive Credit Holdings is an affiliate of Perceptive, a beneficial owner of more than 5% of our ordinary shares. Additionally, Ellen Hukkelhoven, Ph.D., a director of the Company, is the Head of Biotechnology Investments at Perceptive. On December 19, 2022, the Financing Agreement was converted to a notes purchase agreement (as converted, the “Notes Purchase Agreement”) between the same parties and under substantially the same terms and conditions as the Financing Agreement. The Notes Purchase Agreement provides for an initial $75.0 million notes issuance (the “Tranche 1 Notes”).

Outstanding amounts under the Notes Purchase Agreement bear interest at a fluctuating rate per annum equal to 10.00% plus the secured overnight financing rate administered by the Federal Reserve Bank of New York for a one-month tenor, subject to a 1.00% floor. The annual interest rate was 14.14% at December 31, 2025. As of December 31, 2025, the outstanding balance of the Tranche 1 Notes was $75.0 million plus accrued interest of $2.7 million. During the years ended December 31, 2025 and 2024, we recorded interest expense of $10.9 million and $11.6 million, respectively.

On March 25, 2026, the same parties to the Notes Purchase Agreement entered into Amendment No. 4 to Amended and Restated Notes Purchase Agreement and Amendment No. 1 to Warrant Certificates (the “Amendments”). The Amendments amended (A) the Notes Purchase Agreement, and (B) the warrants (the “Warrants”) granted to Perceptive Credit Holdings to purchase up to (i) 400,000 of our ordinary shares at an exercise price of $15.00 per share and (ii) 300,000 of our ordinary shares at an exercise price of $20.00 per share, which Warrants were granted in August 2022 at the time we entered into the initial financing with Perceptive Credit Holdings. Under the Amendments, the Maturity Date (as defined under the Notes Purchase Agreement) was extended from August 2, 2026 to May 2, 2027 and we agreed to redeem a portion of the outstanding principal amount of the Notes (as defined under the Notes Purchase Agreement) equal to $25,000,000 on or before June 30, 2026. The Warrants were amended to change the exercise price to $8.00 per Warrant Share (as defined under the Warrants). The warrants were exercisable immediately upon grant and expire on August 2, 2027.

On April 2, 2026, the same parties to the Notes Purchase Agreement entered into a Consent and Amendment to the Notes Purchase Agreement pursuant to which Perceptive Credit Holdings consented to the transactions relating to the Amendment to Commitment Agreement and the Amendments to the Framework Agreements, as such terms are defined under, and such transactions are described under, “Relationship with Hologen Limited” below, and to amend the definition of “Change of Control” in the Notes Purchase Agreement to provide that a Change of Control shall occur with respect to MeiraGTx Manufacturing if we shall fail to own at least 60% of the issued and outstanding equity interests of MeiraGTx Manufacturing instead of 100% of such issued and outstanding equity.

Also, on December 31, 2025, we entered into a share purchase agreement (the “Share Purchase Agreement”) with Perceptive Master Fund, pursuant to which we agreed to purchase 2,300,000 of our ordinary shares from Perceptive Master Fund at a price of $7.91 per share (which was the volume-weighted average price (VWAP) per share on the Nasdaq Global Select Market on December 31, 2025), for an aggregate purchase price of $18,193,000 (the “Share Repurchase”). Perceptive Master Fund elected to sell the shares in connection with year-end portfolio tax optimization activities. Under the Share Purchase Agreement, Perceptive Master Fund agreed that it and its affiliates will not sell, transfer or dispose of any of our ordinary shares (the “Lock-Up Securities”), or any securities convertible into or exercisable or exchangeable for our ordinary shares, or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Lock-Up Securities, until twelve (12) months from the closing date of the Share Repurchase, subject to certain limited exceptions as set forth in the Share Purchase Agreement.

Equity Financings

On August 12, 2024, we conducted a public offering of 12,500,000 ordinary shares pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-276183) and a related prospectus supplement filed with the SEC for gross proceeds of $50 million, excluding offering costs of approximately $1.9 million. The closing of the offering occurred on August 13, 2024. Sanofi, Perceptive Advisor and Prosight Management, LP, each a beneficial holder of more than 5% of our ordinary shares at that time, purchased 7,500,000, 1,250,000 and 375,000 of the ordinary shares, respectively, issued on the same terms and conditions and at the same per share purchase price as the other investors in the offering.

On April 16, 2026, we conducted a public offering of 11,111,111 ordinary shares pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-276183) and a related prospectus supplement filed with the SEC for gross proceeds of approximately $100 million, excluding offering costs of approximately $6.7 million. The closing of the offering occurred on April 17, 2026. Rubric Capital, Perceptive Advisor and Adage, each a beneficial holder of more than 5% of our ordinary shares, purchased 1,600,000, 555,555 and 400,000 of the ordinary shares, respectively, issued on the same terms and conditions and at the same per share purchase price as the other investors in the offering.

Relationship with Hologen Limited

On March 9, 2025 (the “Hologen Signing Date”), we and certain of our affiliates entered into a strategic collaboration with Hologen and certain of its affiliates. As part of the strategic collaboration, we and Hologen entered into the Framework Agreements (as defined below), pursuant to which we and our affiliates would receive from Hologen an upfront cash payment of $200 million (the “Upfront Payment”), and Hologen would provide additional funding of up to an additional $230 million to finance the development of our AAV-GAD program in Parkinson’s disease to commercialization, as well as other locally-delivered therapies in the central nervous system. As part of the strategic collaboration, we also received 250,000 Class A shares of Hologen at a nominal price. Each of Dr. Forbes and Mr. Giroux received a nominal equity interest in Hologen and are members of Hologen’s Scientific Advisory Board and Advisory Board, respectively.

On the Hologen Signing Date, we, MeiraGTx Neuro UK Limited, a private company limited by shares incorporated in England (“MeiraGTx Neuro UK”), Hologen Neuro and Hologen, entered into that certain Framework Agreement (the “Neuro Framework Agreement”), pursuant to which, on Completion (as defined under the Neuro Framework Agreement), we, MeiraGTx Neuro UK, MeiraGTx Neuro I, LLC, a Delaware limited liability company (“MeiraGTx Neuro US”), Hologen, Hologen Neuro and Hologen Neuro AI UK Limited, a private company limited by shares incorporated in England (“Hologen Neuro UK”), would enter into a Collaboration and License Agreement (the “Collaboration Agreement”) for the research, development, manufacture and commercialization of our (i) AAV-GAD investigational gene therapy for the treatment of Parkinson’s disease, AAV-BDNF investigational gene therapy for the treatment of genetic obesity disorders and other potential locally delivered genetic medicines to the central nervous system (the “Clinical Programs”) and (ii) proprietary device designed to effect the local delivery of a gene therapy product into the central nervous system or any topographic or subcutaneous tissue modification on the face and scalp, of humans or animals (the “Delivery Device”), in each case, in accordance with the terms and conditions of the Collaboration Agreement.

Also on the Hologen Signing Date, MeiraGTx Manufacturing Limited, a private company limited by shares incorporated in England (“MeiraGTx Manufacturing”), MeiraGTx Limited, a private company limited by shares incorporated in England (“MeiraGTx Limited”), and Hologen, entered into that certain Framework Agreement (the “Manufacturing Framework Agreement” and, together with the Neuro Framework Agreement, the “Framework Agreements”), pursuant to which, on Completion (as defined in the Manufacturing Framework Agreement), Hologen would acquire a minority interest in MeiraGTx Manufacturing, an entity that comprises our flexible and scalable end-to-end genetic medicines manufacturing business. Hologen would also contribute a portion of the annual funding to MeiraGTx Manufacturing.

On April 2, 2026, the parties to the Framework Agreements entered into Amendment No. 1 to the Deed of Commitment Agreement (“Amendment to Commitment Agreement”) to agree, among other things, (i) that Hologen would issue us an additional 250,000 Class A shares in Hologen at a nominal price concurrently with entering into the Amendment to Commitment Agreement, (ii) to amend the Framework Agreements (A) to provide for additional conditions that must be met prior to Completion (as such term is defined under each of the Framework Agreements) relating to the allocation of the $105 million in payments Hologen previously made to the Company as part of its commitment toward the Upfront Payment as further described below, and (B) to provide that following Completion, Hologen shall fund the remaining portion of the Upfront Payment provided for under the Framework Agreements, and (iii) that Hologen would deploy the funds it raises to pay the remaining portion of the Upfront Payment.

On April 20, 2026 (the “Hologen Initial Closing Date”), we and certain of our affiliates completed the initial closing of the strategic collaboration with Hologen and certain of its affiliates. Prior to the Hologen Initial Closing Date, MeiraGTx Neuro UK, Hologen Neuro and Hologen entered into a subscription agreement pursuant to which MeiraGTx Neuro UK subscribed for Class A shares in Hologen Neuro in consideration for the provision of services to Hologen Neuro and Hologen Neuro UK as specified in the Collaboration Agreement, including services relating to the development of the Clinical Programs and the Delivery Device and certain other transition services, and Hologen subscribed for Class B shares in Hologen Neuro in consideration for a portion of the $105 million in payments Hologen previously made to us as part of its commitment toward the Upfront Payment. We then applied a portion of the $105 million in payments Hologen previously made to us equal to Hologen’s subscription price to satisfy the portion of the Upfront Payment due to MeiraGTx Neuro US under the Neuro Framework Agreement and Collaboration Agreement. On the Hologen Initial Closing Date, the parties to the Neuro Framework Agreement entered into an amendment to the Neuro Framework Agreement (the “Amendment to the Neuro Framework Agreement”) to, among other things, reflect the pre-closing issuance of the Hologen Neuro shares as additional conditions that needed to be met prior to Completion (as defined under the Neuro Framework Agreement) and to provide that, following Completion, Hologen shall fund the remaining portion of the Upfront Payment provided for under the Neuro Framework Agreement and the Collaboration Agreement by purchasing a portion of the Class A shares held by MeiraGTx Neuro UK, such that following the purchase, such Class A shares purchased by Hologen shall be converted to Class B shares and Hologen shall own 70% of the issued share capital of Hologen Neuro and MeiraGTx Neuro UK shall own 30% of the issued share capital of Hologen Neuro.

Additionally, prior to the Hologen Initial Closing Date, MeiraGTx Limited and Hologen entered into a share purchase agreement pursuant to which Hologen purchased shares in MeiraGTx Manufacturing from MeiraGTx Limited in consideration for a portion of the $105 million in payments Hologen previously made to us as part of the Upfront Payment. On the Hologen Initial Closing Date, the parties to the Manufacturing Framework Agreement entered into an amendment to the Manufacturing Framework Agreement (the “Amendment to the Manufacturing Framework Agreement” and, together with the Amendment to the Neuro Framework Agreement, the “Amendments to the Framework Agreements”) to, among other things, reflect Hologen’s pre-closing purchase of the MeiraGTx Manufacturing shares as an additional condition that needed to be met prior to Completion (as defined under the Manufacturing Framework Agreement) and to provide that, following Completion, Hologen shall fund the remaining portion of the Upfront Payment provided for under the Manufacturing Framework Agreement by purchasing additional shares in MeiraGTx Manufacturing from MeiraGTx Limited (the “Additional Share Purchase”), such that following the Additional Share Purchase, Hologen will continue to own a minority interest in MeiraGTx Manufacturing. Under the Amendment to the Manufacturing Framework Agreement, the parties also agreed that (i) Hologen’s exclusive, irrevocable option to purchase additional shares in MeiraGTx Manufacturing at a specified price, such that following exercise of such option, Hologen shall own up to a maximum of 40% of the issued share capital of MeiraGTx Manufacturing in the aggregate, shall be granted to Hologen on the closing date of the Additional Share Purchase and expire twelve months thereafter and (ii) the Company’s option to purchase all of the shares of MeiraGTx Manufacturing held by Hologen for the same price that Hologen paid for such shares if Hologen does not exercise its option begins on the third anniversary of the closing date of the Additional Share Purchase and ends three years thereafter.

On the Hologen Initial Closing Date, we, MeiraGTx Neuro UK, MeiraGTx Neuro US, Hologen, Hologen Neuro and Hologen Neuro UK entered into the Collaboration Agreement, pursuant to which MeiraGTx Neuro US granted to Hologen Neuro and Hologen Neuro UK, subject to the license granted by Hologen Neuro and Hologen Neuro UK back to MeiraGTx Neuro UK, exclusive, worldwide, royalty-free, fully paid-up licenses to certain of our intellectual property rights for the research, development, manufacture and commercialization of the Clinical Programs and the Delivery Device.

Relationship with Janssen Pharmaceuticals, Inc.

On April 15, 2026 (the “Janssen Closing Date”), we and our wholly-owned subsidiary MeiraGTx Ocular UK Limited, a private company limited by shares incorporated in England (“MeiraGTx Ocular” and together with the Company, collectively the “Buyer”), entered into and consummated an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Janssen Pharmaceuticals, Inc., a Pennsylvania corporation (“Seller”), pursuant to which Seller sold and assigned to Buyer, and Buyer purchased and assumed, that certain License Agreement, dated February 5, 2019, by and between UCL Business Plc (now UCL Business Ltd.) and Janssen (the “UCL License Agreement”), relating to the research, development, manufacture and exploitation of Seller’s gene therapy product for the treatment of X-linked retinitis pigmentosa related to mutations in the RPGR gene (the “RPGR Product”), and other related assets as described in the Asset Purchase Agreement.

Buyer agreed to pay an upfront cash purchase price of $25,000,000 to Seller. Additionally, pursuant to and subject to the terms and conditions set forth in the Asset Purchase Agreement, Buyer agreed to pay Seller a one-time, future contingent consideration of $50,000,000 upon both of the following milestones being achieved: (i) Buyer’s or its affiliates’ receipt of regulatory approval for an RPGR Product in the United States and (ii) aggregate net sales by Buyer or its affiliates of all RPGR Products in the United States since the Janssen Closing Date first exceeds $250,000,000. Buyer has also agreed to pay Seller royalties, based on future net sales globally of the RPGR Product by Buyer or its Affiliates, in the mid-teens percentage of annual net sales for the RPGR Product commencing on or after July 1, 2029. Additionally, Buyer will pay a portion of upfront and milestone payments to Seller in the event Buyer or any of its affiliates may receive payments from a third party if Buyer or any of its affiliates grant any license or right to develop or commercialize any RPGR Product to such third party, as well as make royalty payments to Seller for a given RPGR Product based on (A) royalty payments Buyer or its affiliates may receive from such third party (after deduction of any royalty payments due under the UCL License Agreement) and (B) net sales of a given RPGR Product by such third party.

Johnson & Johnson Innovation – JJDC, Inc. (“JJDC”), the investment arm of Johnson & Johnson and owner of Seller, owns more than 5% of our outstanding shares. JJDC and Seller have agreed not to sell or transfer any of the Company’s ordinary shares or securities convertible into, exchangeable for, or exercisable for our ordinary shares, for twelve months after the Janssen Closing Date and following such twelve month period, if they ever intend to sell our shares after the twelve month period, they will provide written notice to us at least five business days prior to taking any action.

In connection with the Seller and Buyer entering into the Asset Purchase Agreement, Seller and Buyer entered into a Termination Agreement on the Janssen Closing Date terminating that certain Asset Purchase Agreement, dated as of December 20, 2023 (the “Original Asset Purchase Agreement”), by and among Seller and Buyer and its wholly-owned subsidiary MeiraGTx UK II Limited, a private company limited by shares incorporated in England (“MeiraGTx UK II”) pursuant to which we sold the RPGR Product to Janssen. The Termination Agreement also terminated that certain Supply Agreement, dated as of December 20, 2023 by and between MeiraGTx UK II and Seller, and certain other documents related to the Original Asset Purchase Agreement.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 655 Third Avenue, Suite 1115, New York, New York 10017, in writing not later than December 31, 2026.

Under our Articles all business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Board or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting. In addition, no business may be transacted at any general meeting other than business that is either specified in the notice of the meeting given by or at the direction of the Board (including on the requisition of shareholders in accordance with the Articles) or otherwise properly brought before an annual general meeting by or at the direction of the Board. A general meeting may be called by the Board of Directors or any other person authorized to do so in our Articles. Under our Articles, general meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of the Company and to exercise at least a majority of the voting power permitted to be exercised at any such meeting, deposited at the registered office of the Company specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by such shareholders and, if the Board does not convene such meeting for a date not later than 45 days after the date of such deposit, such shareholders themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2025 ANNUAL REPORT

Our 2025 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, is being mailed with this Proxy Statement to those shareholders that receive this Proxy Statement in the mail. Shareholders that receive the Notice Regarding the Availability of Proxy Materials can also access our 2025 Annual Report on Form 10-K for 2025 at www.proxyvote.com.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a shareholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, MeiraGTx Holdings plc, 655 Third Avenue, Suite 1115, New York, New York 10017.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V91562-P51172 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. MEIRAGTX HOLDINGS PLC 655 THIRD AVENUE, SUITE 1115 NEW YORK, NY 10017 2. To ratify, by ordinary resolution, the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR the following proposal: MEIRAGTX HOLDINGS PLC The Board of Directors recommends you vote FOR the following nominees: NOTE: To transact such other business as may properly come before the Annual General Meeting or any continuation, postponement or adjournment thereof. Nominees: 1. Election of Directors. 01) Ellen Hukkelhoven, Ph.D. 02) Nicole Seligman 03) Debra Yu, M.D. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MGTX2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V91563-P51172 MEIRAGTX HOLDINGS PLC Annual General Meeting of Shareholders June 11, 2026 10:00 AM, Eastern Time This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Alexandria Forbes, Ph.D., Richard Giroux and Robert J. Wollin, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, all of the ordinary shares of MeiraGTx Holdings plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 AM, Eastern Time on June 11, 2026 and any adjournment or postponement thereof, upon all matters as may properly come before the meeting, with all powers which the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, as indicated on the reverse side and in the discretion of the proxies with respect to such matters as may properly come before the Annual General Meeting. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice of Annual General Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.